UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☐	Soliciting Material Pursuant to § 240.14a-12

PENWEST PHARMACEUTICALS CO.
(Name of Registrant as Specified In Its Charter)

TANG CAPITAL PARTNERS, LP
TANG CAPITAL MANAGEMENT, LLC
KEVIN C. TANG
PERCEPTIVE LIFE SCIENCES MASTER FUND LTD.
PERCEPTIVE ADVISORS LLC
JOSEPH E. EDELMAN
RODERICK WONG, M.D.
SAIID ZARRABIAN
JOHN G. LEMKEY
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Tang Capital Partners, LP and Perceptive Life Sciences Master Fund Ltd. are using the following presentation in connection with their solicitation of proxies for the 2010 Annual Meeting of Penwest Pharmaceuticals Co.

Penwest Pharmaceuticals Co. (NASDAQ: PPCO): The Case for Change Tang Capital Partners, LP Perceptive Life Sciences Master Fund Ltd. June 2010

Disclaimer In connection with Penwest Pharmaceutical Co.’s upcoming 2010 annual meeting of shareholders (the “Annual Meeting”), Tang Capital Partners, LP (“Tang Capital”) and Perceptive Life Sciences Master Fund Ltd. (“Perceptive”) have filed with the Securities and Exchange Commission (the “SEC”) a proxy statement (the “Tang Capital and Perceptive Proxy Statement”) and related materials for the solicitation of proxies from Penwest shareholders for use at the Annual Meeting. Tang Capital and Perceptive, their director nominees and certain of their affiliates are or may be deemed to be participants in the solicitation of proxies with respect to the Annual Meeting. Information regarding Tang Capital and Perceptive and their nominees and such participants is contained in the Schedule 14A and related materials filed by Tang Capital and Perceptive with the SEC. Penwest shareholders should read the Tang Capital and Perceptive Proxy Statement and related materials filed with the SEC with respect to the Annual Meeting because they contain important information. These materials are available free of charge at the SEC’s website at www.sec.gov. We have not sought or obtained consent from any third party to use any statements or information included in this presentation. Any such statements or information should not be viewed as indicating the support of any third party. We are not recommending the purchase or sale of any security. We reserve the right to change any of our intentions or opinions expressed herein at any time and for any reason. Certain matters addressed in this presentation are forward-looking statements that involve certain risks and uncertainties. You should be aware that actual results could differ materially from those contained in the forward-looking statements. We assume no obligation to update any information, including forward-looking information, contained herein. 2

Executive Summary
 Tang Capital and Perceptive are the two largest shareholders of Penwest
 Legacy leadership has failed to deliver value to shareholders
 Despite approval of shareholder resolution with a 64% vote, Penwest continues to waste corpporate assets aggainst the will of shareholders
 Penwest is pursuing a high-risk gamble that is a complete departure from its core competency
 Stock activity over past year confirms shareholders’ desire for change
 Penwest’s corporate governance is structured to avoid shareholder accountability
Our directors and nominees have the determination, experience and expertise to implement the operating plan that shareholders want and the one that will maximize shareholder value

Background on the Parties 4

Our Interests Are Aligned with Yours o Tang Capital and Perceptive: o Penwest’s officers and directors 1,2: o Own 41.3% of the Company’s stock o Have invested virtually nothing in Penwest’s stock o Invested $45 million to obtain o Have realized $2.2 million in profits our position from the sale of stock they did not buy, but were given 3 o Have collected $9.6 million in cash compensation We have one interest in mind: maximize Current leadership appears focused on the value of Penwest stock so that we maintaining status quo so that it may can maximize the return on our and continue to collect its generous your investment compensation 1 Since July 1, 2003, the date on which insider trading records first became readily available. 2 Joseph Edelman and Kevin Tang have elected not to receive compensation for serving as directors. 3 Stock obtained through the exercise of stock options and restricted stock grants. 5

Legacy Leadership Has a Proven Track Record of Losing Shareholder Money o Ms. Jennifer Good has been CEO since June 7, 2006 o Stock price performance: down 84%, versus up 15% for the NASDAQ Biotech Index o Mr. Paul Freiman has been Chairman of Penwest since February 2005 o Mr. Freiman was President and CEO of Neurobiological Technologies, Inc. (Pink Sheets: NTII) from May 8, 1997 to December 31, 2008 o Stock price performance of NTII: down 97%, versus up 144% for the NASDAQ Biotech Index 6

In Contrast, We Have a Track Record of Making Money for Investors
 Tang Capital and Perceptive have established records of delivering superior returns to their investors superior returns to their investors
 Since inception on 9/3/02 through 5/28/10, Tang Capital has generated a total return of 520%, for an annualized return of 26%
 Mr. Tang is co-founder, director and major shareholder of Ardea Biosciences, Inc. (NASDAQ: RDEA)
Wind-down of predecessor company supervised by Mr. Tang
Restart as RDEA supervised by Mr. Tang
Up 540%

Background on Penwest 8

Penwest Has One Principal Asset o Penwest has one principal asset: the royalty stream on Opana ER that it receives from licensee Endo Pharmaceuticals o ~$40 million-$45 million this year o Royalty rate ~21% o This income stream is entirely passive and requires zero investment from Penwest 9

Penwest Continues to Squander Its Royalty Asset on Wasteful Endeavors o While it has taken some half-measures in response to shareholder pressure, Penwest continues to waste shareholder capital o Over the past year, Penwest has spent approximately $15 million-$16 million on excess overhead and a high-risk development program that we believe will not generate a positive return on investment o As a result, an estimated $0.47-$0.50 per share of shareholder value has been lost in the past year alone o As an example of its wasteful habits, Penwest is paying $150,000 for its proxy solicitation firm versus our $12,500 for the identical services 10

A0001 Is a High-Risk Gamble and Complete Departure from Core Competency o A0001 is a high-risk gamble that is a complete departure from Penwest’s core competency as a drug delivery company o Penwest is a drug delivery company o Takes already proven drugs usually from partner companies o Formulates them with its TIMERx drug delivery technology for less-frequent dosing o A0001 is a molecule that has never been shown to be effective in any disease o Penwest is targeting a group of diseases in which no molecule ever has proven effective o Approximately 90% of drugs at a similar stage of development fail to make it to market This proposition, which is much higher risk and more capital intensive than Penwest’s original business plan, is not what shareholders signed up for 11

Last Year’s Vote 12

Our Nominees Were Elected to the Board Our Nominees Legacy Board Nominees o Edelman 96% o O’Shea 16% o Tang 80% Mr. Edelman and Mr. Tang now represent two of eight board seats * Percentages are of votes cast. 13

Our Shareholder Resolution Was Approved o We suspected that other shareholders, and the market generally, agreed that Penwest’s spending would generate a negative return on investment o NPV of Opana ER royalty stream alone has exceeded market capitalization of the Company for most of past two years o Market cap-to-2010 royalty now 2.2x o To confirm this, we sought a vote on a resolution of the shareholders that: “The Company take prompt and thoughtful action to preserve shareholder value by immediately winding down substantially all of the Company’s operations so that the full value of the Opana ER royalty income stream will be retained for the benefit of shareholders.” For Against Abstain 64% 28% 8% * Percentages are of votes cast. 14

Stock Has Responded ONLY to News that Has Moved Penwest Closer to Our Plan
From 6/1/09-6/1/10, stock is up $0.76, or 33%
 Following election of Tang and Edelman to board stock was up $0 88 or 39%1
 Following election of Tang and Edelman to board, stock was up $0.88, or 39%1
 Following news of special cash dividend, stock was up $0.54, or 22%1
 None of other announcements were followed by meaningful stock activity
1 Based on the 5 trading days following the announcement.
2 Announced pre-market the day before Tang and Edelman elected to board; stock closed unchanged that day.

Why Has Nothing Happened? 16

All Year Long, We Have Been Out-Voted o Because Penwest has a staggered board, we only were able to elect two of eight directors o We have been out-voted by the legacy leadership on all proposals we have made o Implementation of shareholder resolution - rejected o Discontinuation of A0001 - rejected o Deeper spending cuts - rejected o Tang as CEO for zero compensation - rejected 17

If you vote for our nominees, you not only will be voting for three highly qualified individuals, but you also will be giving us the ability to deliver on an operating plan that the majority of shareholders voted for 18

Our Proposed Operating Plan o Curtail substantially all spending on A0001 as quickly as current commitments and scientific prudence allow o Immediately explore ways to monetize this early-stage, high-risk development candidate o corporate partnership o asset sale o Significantly reduce headcount and other overhead expenses o Conduct rapid, detailed review of current employee base with the view towards eliminating all positions that are: o not funded by ongoing drug delivery collaborations o not necessary for the new operating plan o Most positions not funded by ongoing collaborations can be eliminated 19

Our Proposed Operating Plan (cont.) o Explore ways to monetize TIMERx drug delivery technology o collaborations that make economic sense o sale of the asset o Explore ways to return capital to shareholders o beyond stated plan to pay special cash dividend in 4Q 2010 o in the most tax-efficient manner available o Evaluate executive management team to ensure that its key members are: o aligned with the interests of shareholders o capable of executing the new operating plan 20

Our Nominees o Roderick Wong, M.D. is a seasoned investment professional with particular expertise in evaluating and investing in biopharmaceutical companies o Has invested in more than 100 health care companies representing more than $1 billion in invested capital o Managing Member of RTW Investments o Managing Director/Portfolio Manager of Davidson Kempner Healthcare Funds o Healthcare Analyst at Sigma Capital Management o Adjunct Assistant Professor at NYU Stern Business School, where he teaches MBA course entitled Financial Analysis in Healthcare o Member of biotechnology equity research team at Cowen & Company o M.D. from University of Pennsylvania Medical School o MBA from Harvard Business School o Phi Beta Kappa with a BS in Economics from Duke University 21

Our Nominees (cont.) o Saiid Zarrabian is a seasoned executive with extensive operating experience in the life sciences industry o He has been an effective manager of both growing and maturing companies o President and Chief Executive Officer of Cyntellect, Inc. o President and Chief Operating Officer of Senomyx, Inc. (NASDAQ: SNMX) o Chief Operating Officer of Pharmacopeia, Inc., now Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) o President and Chief Operating Officer of Molecular Simulations, Inc. o He also has experience governing life sciences companies as a board member o Ambit Biosciences Corporation o eMolecules, Inc. o Cyntellect, Inc. 22

Our Nominees (cont.) o John Lemkey has extensive knowledge of financial and tax-related matters o Chief Financial Officer of Tang Capital o Manages accounting, finance and administrative staff, performs financial and valuation analyses, reviews business plans, designs, negotiates and manages complex financial transactions and interacts with management and boards of directors of portfolio companies o Auditor for Ernst and Young LLP o Certified Public Accountant in the state of California (inactive) o BS in Accounting from the University of Southern California 23

Our Pledge to Make the Board Accountable to Shareholders o Penwest’s corporate governance is a disgrace o Policies and tactics borne out of explicit desire to suppress shareholder input and avoid accountability o staggered board o establishment of a poison pill If our nominees are elected, we pledge to recommend that the board eliminates staggered board and poison pill and takes other actions necessary to make the board wholly accountable to shareholders 24

Contact Information Kevin Tang, Tang Capital Partners, LP 4401 Eastgate Mall San Diego, CA 92121 (858) 200-3830 Joseph Edelman, Perceptive Life Sciences Master Fund Ltd. 499 Park Avenue, 25th Floor New York, NY 10022 (646) 205-5320 Peter Casey, The Altman Group 1200 Wall Street West, 3rd Floor Lyndhurst, NJ 07071 Shareholders call toll free: (866) 620-7619 Banks and brokers call collect: (201) 806-2214 Fax: (201) 460-0050 25